EXHIBIT 99.1

For Immediate Release

Contact: Jim McManus, Best Buy Co., Inc.
(952) 996- 4131
jim.mcmanus@bestbuy.com

Musicland Group Initiates Cash Tender Offer for Its 9.875% Senior Subordinated Notes Due 2008

MINNEAPOLIS, July 13, 2001 – Best Buy Co., Inc. (NYSE: BBY) announced that The Musicland Group, Inc., a wholly-owned indirect subsidiary, today has initiated a cash tender offer to purchase all of its outstanding 9.875 percent senior subordinated notes due in 2008.  The notes are callable at 104.938 percent on March 15, 2003.

             The tender offer is contingent upon the consent of the holders of the notes to the removal of restrictive covenants and certain events of default that were included in the original indenture when the notes were issued. Holders who tender their notes are required to consent to the proposed amendments and standard tender conditions.

             This tender offer will remain open until 9 A.M., New York City time, on Friday, Aug. 10, 2001, unless extended.

             The purchase price to be paid for each $1,000 principal amount of the notes tendered is to be based on a fixed spread of 75 basis points over the yield of the 4.25-percent U.S. Treasury Note due March 31, 2003, as calculated as of a specified time on the eleventh business day prior to the expiration date, plus any accrued and unpaid interest up to but not including the payment date, less $20 per note.

             Subject to the conditions of the consent solicitation, Musicland would pay a consent payment of $20 per $1,000 principal amount of the notes to holders who tender their notes and give their consent by 6 p.m., New York City time, on the consent date. The consent date is the later of Thursday, July 26, 2001, or the date on which Musicland receives consent from holders representing a majority in aggregate principal amount of the notes. Notes tendered on or prior to the date Musicland receives consents from holders of a majority in aggregate principal amount of the notes may not be withdrawn, nor may any related consents be revoked, after such date. Any holder tendering notes after the consent date but prior to the expiration of the tender offer period will be entitled to receive the tender offer payment but not the consent payment.

             Best Buy acquired Musicland in January 2001 for a purchase price of $685 million, which included the assumption of $260 million in senior subordinated debt. In March 2001, Musicland retired $93.0 million out of $110 million in principal amount of its 9 percent senior subordinated notes due in 2003 and $2.6 million out of $150 million in principal amount of its 9.875 percent senior subordinated notes due in 2008 as a result of a change-in-control offer. In June 2001, Musicland redeemed all of the remaining 9 percent notes at par.

             The terms of the tender offer and consent solicitation are more fully described in the Offer to Purchase and Consent Solicitation Statement, which is dated July 13, 2001. The Statement and related documents provide additional information regarding the pricing, tender and delivery procedures as well as conditions of the tender offer and consent solicitation. These documents may be obtained by contacting D.F. King & Co., the information agent for the tender offer and consent solicitation, at (800) 769-7666 or (212) 269-5550.

             Credit Suisse First Boston is the dealer manager for the tender offer and consent solicitation. CSFB is available to answer questions about the tender offer and consent solicitation at (800) 820-1653 or (212) 538-8474.

About Best Buy Co., Inc.

             Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is the nation’s number one specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates retail stores and commercial web sites under the names: Best Buy (BestBuy.com), Magnolia Hi-Fi, Media Play (MediaPlay.com), On Cue (OnCue.com), Sam Goody (SamGoody.com), and Suncoast (Suncoast.com). The Company reaches consumers through more than 1,800 retail stores nationwide, in Puerto Rico and in the U.S. Virgin Islands.

             This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is made only by the Offer to Purchase and Consent Solicitation Statement. Please refer to the Offer to Purchase and Consent Solicitation Statement and related documents for information regarding the pricing, tender and delivery procedures as well as conditions of the tender offer and the consent solicitation.

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